STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*
-------------------- -----------------------------------------------------------
(Last)               Galen
-------------------- -----------------------------------------------------------
(First)              Louis
-------------------- -----------------------------------------------------------
(Middle)             J.
-------------------- -----------------------------------------------------------
(Street)             1901 Harrison Street
-------------------- -----------------------------------------------------------
(City)               Oakland
-------------------- -----------------------------------------------------------
(State)              CA
-------------------- -----------------------------------------------------------
(Zip)                94612
-------------------- -----------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
---------------------------- ---------------------------------------------------
(Issuer Name):               Golden West Financial Corporation
---------------------------- ---------------------------------------------------
(Ticker or Trading Symbol)   GDW
---------------------------- ---------------------------------------------------
3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
------------------------- ------------------------------------------------------
(I.D. Number)
------------------------- ------------------------------------------------------
4. Statement for Month/Day/Year
------------------------- ------------------------------------------------------
(Month/Day)                April 22
------------------------- ------------------------------------------------------
(Year)                     2003
------------------------- ------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)
------------------------- ------------------------------------------------------
(Month/Day)
------------------------- ------------------------------------------------------
(Year)
------------------------- ------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X
------------- ------------------------------------------------------------------
     X        (Director)
------------- ------------------------------------------------------------------
              (Officer, give title below)
------------- ------------------------------------------------------------------
              (10% Owner)
------------- ------------------------------------------------------------------
              (Other, specify below)
------------- ------------------------------------------------------------------

------------- ------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line) X
------------ -------------------------------------------------------------------
     X       Form filed by One Reporting Person
------------ -------------------------------------------------------------------
             Form filed by More than One Reporting Person
------------ -------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------

----------   -------------  -----------  ------  -------  --------------------------  ---------------  ------------   -------------
1.Title of   2.Transaction  2A. Deemed   3. Transaction   4. Securities Acquired (A)  5. Amount of     6. Ownership   7. Nature
Security     Date           Execution    Code (Instr. 8)  or Disposed of (D)          Securities       Form: Direct   of
(Instr. 3)   (Month/        Date, if                      (Instr. 3, 4, and 5)        Beneficially     (D) or         Indirect
             Day/Year)      any (Month/                                               Owned Following  Indirect (I)   Beneficial
                            Day/Year)                                                 Reported         (Instr. 4)     Ownership
                                                                                      Transaction(s)                  (Instr. 4)
                                                                                      (Instr. 3 & 4)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                         Code       V     Amount      (A)    Price
                                                                      or
                                                                      (D)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      Shares held as
                                                                                                                      co-trustee w/
                                                                                                                      Spouse in a
                                                                                                                      Revocable
                                                                                                                      Trust (1983)
Common                                                                                                                for their
Stock                                                                                  2,982,644            I         benefit.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      Shares held in
                                                                                                                      a CRT dated
                                                                                                                      12/20/84 of
                                                                                                                      which he and
                                                                                                                      his wife,
Common                                                                                                                Helene Galen
Stock        04/22/2003                   S               1,300       D      $75.43       82,900            I         are Trustees.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                                                                                                      Louis J. Galen
                                                                                                                      Qualified
                                                                                                                      Terminal
                                                                                                                      Interest Trust
                                                                                                                      Helene Galen
                                                                                                                      (spouse)
                                                                                                                      Trustee and
Common                                                                                                                Helene Galen
Stock                                                                                    212,100            I         Beneficiary.
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------


-----------------------------------------------------------------------------------------------------------------------------------
                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                       (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------   --------
1. Title of       2. Conversion   3. Transaction   3A. Deemed       4. Transaction   5. Number of Derivative  6. Date Exercisable
Derivative        or Exercise     Date             Execution        Code (Instr.8)   Securities Acquired (A)  and Expiration
Security          Price of        (Month/Day/Year) Date, if any                      or Disposed of (D)       Date (Month/Day/Year)
(Instr. 3)        Derivative                       (Month/Day/Year)                  (Instr. 3, 4,and 5)
                  Security
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
                                                                                                              Date          Exp.
                                                                    Code     V         (A)         (D)        Exercisable   Date
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

-----------------------------------------------------------------------------------------------------------------------------------
                            Table II Continued - Derivative Securities Acquired, Disposed of or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                        (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
7. Title and Amount of Underlying   8. Price of   9.Number of Derivative      10. Ownership Form of      11. Nature of Indirect
Securities (Instr. 3 and 4)         Derivative    Securities Beneficially     Derivative Securities      Beneficial Ownership
                                    Security      Owned Following Reported    Beneficially Owned at      (Instr. 4)
                                    (Instr. 5)                                Transaction(s) (Instr. 4)  End of Month (Instr. 4)
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Title            Amount or Number
                 of Shares
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

Explanation of Responses:

                               /s/ William C. Nunan on behalf of Louis J. Galen                         April 22, 2003
                               -------------------------------------------------------------           ---------------------------
                               **Signature of Reporting Person                                         Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                            LIMITED POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints William C. Nunan, Carol A.Pulford, Carl M. Andersen and J. L. Brown, and each of them, his/her true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer, director, and/or person who beneficially owns more than 10% of the stock of Golden West Financial Corporation (the "Company"), Forms 3, Forms 4 and Forms 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms 3, Forms 4 or Forms 5 and timely file any such forms with the United States Securities and Exchange Commission and any other authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned, pursuant to this Limited Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done pursuant to this Limited Power of Attorney. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

         This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, Forms 4, and Forms 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the attorneys-in-fact.

         The undersigned has caused this Limited Power of Attorney to be executed as of this 5th day of September, 2002.

                                                     Signature

                                                     /s/Louis J. Galen
                                                     --------------------------

                                                     Louis J. Galen
                                                     --------------------------
                                                     Print Name